Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2006 FOURTH QUARTER AND FULL-YEAR RESULTS
•	Fourth Quarter Diluted Earnings Per Share Increase to $0.42

•	Full-Year Diluted Earnings Per Share Increase to $1.35

•	Same Store Sales Increase of 4.2% Represents 44th Consecutive Quarter of Same Store Sales Growth
EL SEGUNDO, Calif., March 8, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2006 fourth quarter and full year ended December 31, 2006.
For the fiscal 2006 fourth quarter, net sales increased $15.6 million, or 7.1%, to $234.5 million from net sales of $218.9 million for the fourth quarter of fiscal 2005. Same store sales increased 4.2% for the fourth quarter, representing the Company’s 44th consecutive quarter of positive same store sales comparisons.
Gross profit for the fiscal 2006 fourth quarter increased 11.7% to $83.1 million from $74.4 million in the fourth quarter of the prior year. The Company’s gross profit margin improved to 35.4% in the fiscal 2006 fourth quarter from 34.0% in the fourth quarter of the prior year. The margin improvement was driven primarily by an increase of 60 basis points in product selling margins, a favorable reduction in inventory reserve provisions and a decline of $1.9 million in distribution center expenses due to facility transition costs incurred in the prior year. These improvements were partially offset by a $1.5 million reduction in inventory cost capitalization from the fourth quarter of the prior year.
Selling and administrative expense as a percentage of net sales was 25.8% in the fiscal 2006 fourth quarter versus 25.1% in the fourth quarter of last year. Contributing to this increase were lower co-op advertising cost reimbursements from vendors due to recording these reimbursements earlier in the year, and stock compensation expense that was not incurred in the prior year. Excluding the effects of these items, the Company’s selling and administrative expense as a percentage of sales declined year-over-year in the fourth quarter.
Net income for the fourth quarter of fiscal 2006 increased to $9.6 million, or $0.42 per diluted share, from net income of $7.7 million, or $0.34 per diluted share, for the fourth quarter of fiscal 2005. Results for the fourth quarter of fiscal 2006 include a pre-tax charge of $0.6 million ($0.4 million after-tax), or $0.02 per diluted share, for the expensing of stock options.
For the fiscal 2006 full year ended December 31, 2006, net sales increased $62.8 million, or 7.7%, to $876.8 million from net sales of $814.0 million for fiscal 2005. Same store sales increased 4.0% in the fiscal 2006 full year versus the prior year. Net income was $30.8 million, or $1.35 per diluted share, for the fiscal 2006 full year, compared to net income of $27.5 million, or $1.21 per diluted share, in the fiscal 2005 full year. Results for fiscal 2006 include pre-tax charges totaling $2.3 million ($1.4 million after-tax), or $0.06 per diluted share, for the expensing of stock options.
During the fiscal 2006 fourth quarter, the Company used cash from operations to prepay the remaining $8.3 million of the Company’s higher interest term loan debt, and to reduce borrowings under the Company’s revolving credit facility. The Company’s short and long-term debt at the end of fiscal 2006 totaled $77.1 million, compared to $95.4 million at the end of fiscal 2005.
“We are pleased to report an outstanding fourth quarter and full year,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We delivered strong sales and improved product margins and we leveraged store-related expenses for the quarter. We achieved sales gains in each of our three major merchandise categories of footwear, hard goods and apparel, with apparel being our strongest performing category for the quarter, benefiting in part from favorable winter weather comparisons in many of our markets. Our new distribution center contributed to our strong performance, functioning very well over our first holiday season operating exclusively out of the new facility. Our business also generated significant cash flow during the quarter, which we used to meaningfully reduce our year-end debt levels.”
Quarterly Cash Dividend
As previously reported, the Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on March 15, 2007 to stockholders of record as of March 1, 2007.
Guidance
For the first quarter of fiscal 2007, the Company expects to realize same store sales growth in the low single-digit range and earnings per diluted share in the range of $0.30 to $0.33. The Company expects full-year same store sales growth in the low single-digit range and full-year earnings per diluted share in the range of $1.47 to $1.57. Compared to the prior year, first quarter guidance reflects lower distribution center expenses due to facility transition costs incurred in the prior year, offset by a reduction in inventory cost capitalization.
Store Openings
The Company opened nine new stores during the fourth quarter of fiscal 2006, bringing its store count at the end of fiscal 2006 to 343 stores. During the fiscal 2007 first quarter to-date, the Company has opened three new stores, including one relocation, and has closed an additional store in preparation for its relocation during the second quarter. The Company anticipates opening approximately 20 new stores, net of relocations, during fiscal 2007.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2006 fourth quarter and full year. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 344 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 2006, July 2, 2006 and April 2, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	13 Weeks Ended
	December 31, 2006	January 1, 2006
Net sales	$234,542	$218,913
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	151,448	144,517

Gross profit	83,094	74,396

Selling and administrative	60,419	54,887
Depreciation and amortization	4,642	4,808

Operating income	18,033	14,701

Other income	—	(53)
Interest expense	2,109	1,990

Income before income taxes	15,924	12,764

Income taxes	6,288	5,027

Net income	$9,636	$7,737

Earnings per share:
Basic	$0.43	$0.34

Diluted	$0.42	$0.34

Weighted-average shares of common stock outstanding:
Basic	22,661	22,687
Diluted	22,772	22,793

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	52 Weeks Ended
	December 31, 2006	January 1, 2006
Net sales	$876,805	$813,978
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	565,888	525,768

Gross profit	310,917	288,210

Selling and administrative	235,343	222,841
Depreciation and amortization	17,115	15,526

Operating income	58,459	49,843

Other income	—	(1,462)
Interest expense	7,516	5,839

Income before income taxes	50,943	45,466

Income taxes	20,108	17,927

Net income	$30,835	$27,539

Earnings per share:
Basic	$1.36	$1.21

Diluted	$1.35	$1.21

Weighted-average shares of common stock outstanding:
Basic	22,691	22,680
Diluted	22,795	22,802

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	January 1,
	2006	2006
Assets
Current assets
Cash and cash equivalents	$5,145	$6,054
Merchandise inventories	228,692	223,243
Other current assets	28,768	26,607

Total current assets	262,605	255,904

Property and equipment, net	88,159	86,475
Other long-term assets	13,335	10,604

Total assets	$364,099	$352,983

Liabilities and Stockholders’ Equity

Accounts payable	$96,128	$90,698
Other current liabilities	64,928	72,061
Deferred rent and other long-term liabilities	25,497	25,793
Long-term debt	77,086	88,760

Total liabilities	263,639	277,312

Total stockholders’ equity	100,460	75,671

Total liabilities and stockholders’ equity	$364,099	$352,983